Exhibit 10.1

June 5, 2026

Mr. Alex Buehler
Via email

Re: Offer of Employment with Energy Recovery, Inc.

Dear Alex:

We are pleased to offer you a full-time position with Energy Recovery, Inc. (the “Company”) as Interim President and Chief Executive Officer (the “Interim CEO”), reporting to the Board of Directors. This role will be remote, with regular travel to the Company’s headquarters in San Leandro, California, and to other locations as required, and is subject to the following terms and conditions.

Start Date and Salary. This letter memorializes your appointment as Interim CEO, effective May 26, 2026. In connection with your role, you will receive a bi-weekly salary of $24,807.70 per pay period (annualized $645,000), less deductions authorized or required by law, which will be paid bi-weekly in accordance with the Company’s standard payroll procedures. It is expected that your service as Interim CEO will continue until the appointment of a permanent Chief Executive Officer, unless earlier terminated.

Success Bonus. You will be eligible to receive a one-time cash bonus of $150,000 in recognition of your service as Interim CEO. The bonus will be payable thirty (30) days following the start date of the Company’s next permanent Chief Executive Officer, subject to your continued association with the Company through such date and your engagement in the transition period as set forth by the Board of Directors. In the event you voluntarily resign or your employment is terminated for cause prior to such date, you will not be eligible to receive this bonus. If your employment is terminated by the Company without cause prior to such date, the bonus will remain payable.

Benefits. As a full-time employee, you will be eligible to receive employee benefits including, paid-time-off under the company’s DTO “Discretionary Time Off” policy, medical, dental and vision insurance for you and your dependents; as well as long-term disability and life insurance. Your eligibility to participate in these programs will begin the first of the month following your date of hire. Please note that the benefits program may change from time to time at the Company’s discretion. The Company will reimburse reasonable and necessary business expenses, including travel, in accordance with its policies.

Employment Status. Although your status may change, your employment with the Company remains “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, compensation, benefits, as well as the Company’s personnel policies and procedures may change in the future, the “at will” nature of your employment may not be changed.

Please note that this offer is conditional upon your ability to present employment eligibility and properly complete the Form I-9 by the third work day after your date of hire as required by the Immigration Reform & Control Act of 1986. A copy of the form will be provided to you.

Background & Reference Checks. This offer is contingent upon acceptable results of background, reference, and pre-employment screening processes, in accordance with the Company’s policies.

Please indicate your acceptance of this offer by signing and returning this letter no later than June 10, 2026. If your acceptance is not received by this date, this offer will be deemed withdrawn.

Joan Chow
Chair of the Compensation Committee
On behalf of the Energy Recovery Board of Directors

I hereby accept the foregoing offer of employment and acknowledge that no representations, offer, commitments, other than those contained herein, have been issued, given, or made to me whatsoever. I understand that this agreement does not constitute a guarantee of employment for a fixed period.

/s/ Alex Buehler ____________/s/ June 11, 2026___
Alex Buehler Date